UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report September 26, 2014

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2014, CH2M HILL Companies, Ltd. and several subsidiaries of CH2M HILL, as Borrowers and Subsidiary Guarantors, entered into a First Amendment to Credit Agreement, dated as of September 26, 2014 (the “First Amendment”), amending the Second Amended and Restated Credit Agreement, dated as of March 28, 2014 (the “Credit Agreement”), among CH2M HILL Companies, Ltd., such subsidiaries of CH2M HILL, Wells Fargo Bank, National Association, as Administrative Agent and Swing Line Lender (the “Agent”), and each of the financial institutions party thereto (the “Lenders”). The Credit Agreement provides for an unsecured revolving credit facility in an amount of up to $1.1 billion, including a subfacility for the issuance of standby letters of credit in a face amount up to $750 million, a subfacility of up to $300 million for multicurrency borrowings and a subfacility of up to $50 million for swingline loans.  The facility is available to CH2M HILL and its subsidiaries to refinance certain indebtedness and for general corporate purposes.

CH2M HILL entered into the First Amendment to provide financial and operational flexibility under the Credit Agreement, particularly in connection with its previously announced restructuring.  Specifically, the First Amendment amends the Credit Agreement: by amending the definition of Consolidated Adjusted EBITDA to allow add back of up to $120 million of cash restructuring charges, including up to $80 million of cash restructuring charges in 2014 and up to $40 million 2015 (with a rollover of unused 2014 amounts to 2015); to temporarily increase the maximum Consolidated Leverage Ratio from 3.0x to 3.25x through the end of 2015; to limit the amount CH2M HILL may spend to repurchase its common stock in connection with its employee stock ownership program to $45 million in the third and fourth quarters of 2014 and an additional $45 million in 2015 (with a rollover of unused 2014 amounts to 2015), and both the repurchase of shares of common stock in the internal market and legally required repurchases of common stock held in benefit plan accounts are applied towards these limits (although legally required repurchases of common stock held in benefit plan accounts are allowed in excess of such limits); to permit other repurchases of common stock and preferred stock and payment of common stock dividends up to $100 million per fiscal year, subject to a pro forma 3.00x leverage threshold through 2015 and 2.75x thereafter; to permit payment of dividends on preferred stock without regard to the foregoing $100 million per fiscal year limitation subject to pro forma financial covenant compliance; to permit Restricted Payments, including common or preferred stock repurchases and redemptions, with proceeds from the sale of new equity interests, subject to pro forma financial covenant compliance; and to allow up to 50% of the proceeds from asset sales to be utilized to repurchase common or preferred stock, subject to pro forma financial covenant compliance. The First Amendment also makes other technical and operating changes to the terms of the Credit Agreement in connection with the foregoing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: October 2, 2014	By:	/s/ Gary L. McArthur
Gary L. McArthur Executive Vice President & Chief Financial Officer